EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BVR Systems (1998) Ltd.
Rosh Ha’ayin
Israel

We consent to the use of our report dated March 3, 2004, except for Notes 1 and 11, as to which the date is June 8, 2004, with respect to the consolidated balance sheets of BVR Systems (1998) Ltd., as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, incorporated herein by reference

Somekh Chaikin a member of KPMG International

Tel Aviv, Israel June 16, 2005